                              SECOND AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT

         This Second Amendment to Amended and Restated Rights Agreement, dated as of July 19, 2004 (the "AMENDMENT"), is between Venturi Partners, Inc., a Delaware corporation (the "COMPANY"), and Wachovia Bank, National Association, a national banking association, as successor rights agent (the "RIGHTS AGENT"). Capitalized terms used but not defined herein have the meanings given such terms in the Rights Agreement (as defined below).

                             PRELIMINARY STATEMENTS

         A. The Company and the Rights Agent entered into a Rights Agreement, dated as of February 6, 2001, which Rights Agreement was amended by the First Amendment to Rights Agreement, dated as of December 13, 2001, the Second Amendment to Rights Agreement, dated as of March 14, 2003, the Amended and Restated Rights Agreement, dated April 14, 2003 and the Amendment to Amended and Restated Rights Agreement dated as of August 18, 2003 (as amended, the "RIGHTS AGREEMENT").

         B. The Company, VTP, Inc., Venturi Technology Partners, LLC, COMSYS Information Technology Services, Inc., COMSYS Holding, Inc. and each holder of capital stock of COMSYS Holding, Inc. party thereto (the "HOLDING STOCKHOLDERS") plan to enter into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which, upon the terms and subject to the conditions thereof, VTP, Inc. will merge with and into COMSYS Holding, Inc. and COMSYS Holding, Inc. will be the surviving entity (the "MERGER").

         C. At or prior to the Effective Time of the Merger (as defined in the Merger Agreement), the Company plans to enter into a Voting Agreement (the "VOTING AGREEMENT") with each "Significant Holder" (as such term is defined in the Company's restated certificate of incorporation) as of the Effective Time to provide for certain rights and restrictions of such Significant Holders.

         D. The Company deems this Amendment to the Rights Agreement to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment.

         E. No event has occurred that would cause any person to be deemed an Acquiring Person.

         F. The Company desires to amend the Rights Agreement in accordance with
Section 28(a) thereof.

         NOW, THEREFORE, for good, valuable and binding consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby, now agree as follows:

                             STATEMENT OF AGREEMENT

         1. Amendment to Section 1. Each of the additions and deletions described below are hereby made to the Rights Agreement.

                  (a) Section 1 of the Rights Agreement is amended by adding thereto a new definition immediately after the definition of "Distribution Date" and immediately before the definition of "Equivalent Preferred Stock," which new definition shall read as follows:

                  "Effective Time" shall have the meaning given such term in the Merger Agreement.

                  (b) Section 1 of the Rights Agreement is amended by adding thereto two new definitions immediately after the definition of "Final Expiration Date" and immediately before the definition of "Permitted Holder," which new definitions shall read as follows:

                  "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of July 19, 2004, among the Company, VTP, Inc., Venturi Technology Partners, LLC, COMSYS Information Technology Services, Inc., COMSYS Holding, Inc., and each holder of capital stock of COMSYS Holding, Inc. party thereto, namely, Old Trafford Investment Pte Ltd., GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P., GTCR Associates VI, J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, 522 Fifth Avenue Fund, L.P., Wachovia Investors, Inc., Michael T. Willis, David L. Kerr, Margaret G. Reed, Joseph C. Tusa, Jr., Albert S. Wright IV, Mark R. Bierman, Jeffrey J. Weiner and Bernice L. Arceneaux, as the same may be amended from time to time.

                  "Merger Parties" shall have the meaning set forth in Section 36 hereof.

                  (c) Section 1 of the Rights Agreement is amended by adding thereto a new definition immediately after the definition of "Triggering Event," which new definition shall read as follows:

                  "Voting Agreement" shall mean the Voting Agreement to be entered into among the Company and each "Significant Holder" (as such term is defined in the Company's restated certificate of incorporation) as of the Effective Time (as such term is defined in the Merger Agreement), substantially in the form attached as Exhibit O to the Merger Agreement, together with any such changes as mutually agreed upon by the parties thereto.

         2. Amendment to Section 7(a). The Rights Agreement is hereby amended by amending and restating Section 7(a) in its entirety as follows:

                  (a) Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and
         Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to

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

         purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) 5:00 P.M., Charlotte, North Carolina time, on February 6, 2006, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the ("Final Expiration Date"), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof or (iii) immediately prior to the Effective Time of the Merger (the earlier of (i), (ii) and (iii) being herein referred to as the "Expiration Date").

         3. New Section 36. The Rights Agreement is amended by adding thereto a new Section 36, which provides as follows:

                  Section 36. Exception for Merger Agreement and Voting Agreement. Notwithstanding anything in this Agreement to the contrary, none of COMSYS Information Technology Services, Inc., COMSYS Holding, Inc., the holders of capital stock of COMSYS Holding, Inc. party to the Merger Agreement or any other party to the Voting Agreement nor any of their respective Affiliates or Associates (collectively, the "MERGER PARTIES"), either alone or as a group, shall be or become an Acquiring Person, and no Stock Acquisition Date, Distribution Date, Acquisition Transaction or Triggering Event shall occur, no Rights shall separate from the Common Stock or otherwise become exercisable and no adjustment shall be made pursuant to Section 11 of this Agreement in each case by virtue of (i) the execution, delivery or performance of the Merger Agreement (or any amendments thereto) or the consummation of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement), (ii) the execution, delivery or performance of the Voting Agreement and any amendments thereto, or the consummation of the transactions contemplated thereby,
         (iii) the announcement of the Merger Agreement or the Voting Agreement, or (iv) any of the Merger Parties becoming the Beneficial Owner of shares of Common Stock pursuant to the Merger Agreement, the Voting Agreement or otherwise as a result of any of the transactions contemplated by the Merger Agreement or the Voting Agreement, including, without limitation, the Merger.

         4. New Section 37. The Rights Agreement is amended by adding thereto a new Section 37, which provides as follows:

                  Section 37. Termination of Rights Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate immediately prior to the Effective Time of the Merger and shall be of no further force and effect as of such time.

         5. Rights Agreement as Amended. The term "AGREEMENT" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. The foregoing amendments shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

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

         6. Authority. Each party represents that such party has full power and authority to enter into this Amendment, and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

         7. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

         8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

         9. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                            [Signature Page Follows]











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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:                                     Venturi Partners, Inc.


By:    /s/ Ken R. Bramlett, Jr.             By:    /s/ Larry L. Enterline
       -----------------------------------         -----------------------------
Name:  Ken R. Bramlett, Jr.                 Name:  Larry L. Enterline
Title: Senior Vice President and Secretary  Title: Chief Executive Officer



Attest:                                     Wachovia Bank, National Association,
                                            as Rights Agent

By:    /s/ D. Ann Harris                    By:    /s/ DeVonna Mosley
       -----------------------------------         -----------------------------
Name:  D. Ann Harris                        Name:  DeVonna Mosley
Title: Officer                              Title: Officer

















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